Exhibit 99

Artesyn Reports Third Quarter Financial Results

          BOCA RATON, Fla., Nov. 4 /PRNewswire-FirstCall/ -- Artesyn Technologies, Inc. (Nasdaq: ATSN) today reported financial results for the third quarter ended September 30, 2005.

          Sales for the third quarter of 2005 were $102.0 million compared to $107.0 million for the corresponding quarter in 2004. Net income for the third quarter of 2005 was $4.0 million, or $0.09 per share, compared to net income of $3.6 million, or $0.09 per share in the third quarter of 2004. Included in net income for the third quarter of 2005 was approximately $0.4 million, or $0.01 per share, of restructuring charges associated with the closure of the Company’s manufacturing facility in Hungary. Additionally, the Company realized a net tax benefit of $1.6 million, or $0.03 per share, from the elimination of previously established tax contingencies that are no longer required.

          Total orders received during the quarter were $106.1 million, yielding a book-to-bill ratio of 1.04. Backlog at the end of the quarter was $81.8 million with approximately 92% shippable during the fourth quarter. During the third quarter, Artesyn had 23 major design wins that the Company estimates will realize approximately $184 million in lifetime project revenues.  Over the past 12 months, the Company had a record 99 major design wins and estimates lifetime revenues of approximately $1.1 billion to be realized in the next two to four years.

          Sales for the first nine months of 2005 were $312.5 million compared to $309.0 million for the same period last year. Net income for the first nine months of 2005 was $6.0 million, or $0.15 per share, compared to net income of $8.6 million, or $0.22 per share for the same period in 2004. Included in net income for the first nine months of the year are restructuring charges of $3.7 million, or $0.08 per share net of tax.

          Commenting on the quarter, Joseph O’Donnell, Artesyn’s Chief Executive Officer, stated, “While sales of rectifier and amplifier products contributed to 33% sales growth in our wireless infrastructure division during the quarter, sales were pressured from end of life server programs and certain 3G orders not materializing as expected.  Replacement programs, currently in design, for the end of life programs did not overlap to offset the decline in revenue this quarter. We expect these programs to begin production in the first quarter of 2006. Additionally, we continue to expect 3G orders for embedded systems that have been pushed back since the second quarter to materialize in the beginning of next year.”

          “Gross margins of 24.2% for the quarter were also pressured from lower sales in the embedded systems segment, as well as from the recent action to close the facility in Hungary and outsource European manufacturing. The closure of the factory and transition to outsourcing should be complete by the end of the year,” added Mr. O’Donnell.

          Business Segment Results

          Power Conversion

          Third quarter sales for the Power Conversion segment decreased 2% to $85.2 million compared to $86.7 million for the third quarter of 2004. The decline in sales resulted primarily from older programs in the server division going end of life during the quarter. Gross margins in this segment were also negatively impacted from pricing pressures with a new large wireless infrastructure customer during the quarter. The profitability from this customer will increase significantly as production shifts from Hungary.

          Operating income for Power Conversion was $1.6 million for the third quarter compared to $1.5 million for the same period last year. The reduction of executive incentive awards resulting from weaker than anticipated financial performance contributed to improved profitability this quarter. However, operating income in the third quarter of 2005 also included restructuring charges of approximately $0.4 million related to closing the Company’s manufacturing facility in Hungary.

          Embedded Systems

          Third quarter sales for the Embedded Systems segment decreased 18% to $16.7 million compared to $20.3 million for the third quarter of 2004. Similar to the second quarter, the decline in sales was primarily due to a large wireless infrastructure customer experiencing delays in 3G deployments. In addition to lower sales, a change in the product mix sold during the quarter reduced gross margins, resulting in operating income of $4.7 million for the third quarter compared to $6.8 million for the same period last year.

          Fourth Quarter and 2006 Outlook

          Sales for the fourth quarter are expected to increase sequentially from the third quarter. The 3G delays and end of life programs discussed above are anticipated to impact sales for the remainder of the year, and the Company now expects fourth quarter revenue to range between $108 million and $111 million. Including estimated restructuring expenses of $1.0 million, and $1.2 million of operating inefficiencies, related to the closure of the manufacturing facility in Hungary, earnings per share for the fourth quarter should range between $0.07 and $0.09. Based on the design wins over the last 12 months, we expect 2006 revenue to increase 15% to 20% from this year.

          Other Matters

          As previously announced, the Company is working with Lehman Brothers to evaluate strategic alternatives for the Company and that process continues. The Company will not have any further announcement on this subject unless and until a definitive agreement with another party is reached or the Company chooses to terminate pursuing such an evaluation.

          Conference Call Information

          A conference call will be held at 10:30 a.m. Eastern Time on today’s date to discuss the information in this release. Investors may listen by either calling 800-274-0251 or over the Internet at http://www.artesyn.com . The webcast will be available for replay immediately following the conference call. For further information on the call, please call the Company at 561-451- 1000.

          About Artesyn Technologies, Inc.

          Artesyn Technologies, Inc., headquartered in Boca Raton, FL. is a world leader in the design, manufacture and sale of power conversion and embedded board solutions for infrastructure applications in server and storage, networking, wireless and telecommunications systems. The Company’s products are used in middle to high-end servers, data storage devices, routers, hubs, high-speed modems, RF amplification systems, base station controllers and transceivers. The Company has a global sales reach with design and manufacturing facilities in Asia, Europe and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information, please visit the Company’s web site at http://www.artesyn.com.

          Use of Non-GAAP Financial Measures

          To supplement the Company’s financial statements presented on a GAAP basis, Artesyn uses non-GAAP financial measures to give the reader a clearer picture of Artesyn’s current operating performance from management’s perspective. These non-GAAP financial measures include EBITDA, which management believes is appropriate to enhance the overall understanding of Artesyn’s past financial performance. These measures are not recognized for US GAAP financial statement presentation and, as required, reconciliations to GAAP are provided in the financial highlights after the written portion of this release.

          Cautionary Statement About Forward-Looking Statements

          Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward- looking statements involve certain risks and uncertainties and may differ materially from actual future events or results. Undue reliance should not be placed on such forward-looking statements. Certain risks and uncertainties are identified in Artesyn’s periodic filings with the United States Securities and Exchange Commission, specifically the most recent annual report on Form 10-K, filed on March 16, 2005. Some of these risk factors include, but are not limited to, operating in a volatile, competitive industry characterized by rapidly changing prices, technologies and demands associated with global manufacturing in foreign locations, dependence on a relatively small number of customers, dependence on and volatility of foreign sales, and technological changes which may render our existing products uncompetitive or obsolete.  Any forward-looking statement made in this release is made as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date. Artesyn assumes no obligation to update any such forward- looking statements. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. For a more detailed discussion of such risks and uncertainties, the Company strongly encourages you to review its SEC filings.

Artesyn Technologies, Inc.
Financial Highlights
(In Thousands Except per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended

	Sept. 30, 2005	Sept. 24, 2004	Sept. 30, 2005	Sept. 24, 2004

Orders	$106,078	$101,935	$307,270	$314,330
Sales
Power Conversion	85,218	86,696	258,667	258,052
Embedded Systems	16,734	20,317	53,802	50,971

Total	101,952	107,013	312,469	309,023
Operating income	3,887	5,452	9,141	14,638
Depreciation and amortization	5,574	5,519	16,767	16,549

EBITDA	9,461	10,971	25,908	31,187

Net Income	$4,020	$3,609	$6,041	$8,604

Diluted Earnings Per Share	$0.09	$0.09	$0.15	$0.22

Weighted Average Shares Outstanding	51,700	51,064	40,354	39,890

Artesyn Technologies, Inc.
Condensed Consolidated Statements of Operations
(In Thousands Except per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended

	September 30, 2005	September 24, 2004	September 30, 2005	September 24, 2004

Sales	$101,952	$107,013	$312,469	$309,023
Cost of Sales	77,291	79,379	236,091	230,443

Gross Profit	24,661	27,634	76,378	78,580

Operating Expenses
Selling, general and administrative	9,203	11,486	29,682	33,173
Research and development	11,220	10,696	33,887	30,769
Restructuring expense	351	—	3,668	—

Total Operating Expenses	20,774	22,182	67,237	63,942

Operating Income	3,887	5,452	9,141	14,638
Interest Expense, net	(791)	(1,166)	(2,796)	(3,692)

Income Before I Income Taxes	3,096	4,286	6,345	10,946
(Benefit) Provision for Income Taxes	(924)	677	304	2,342

Net Income	$4,020	$3,609	$6,041	$8,604

Net Income Per Share
-Basic	$0.10	$0.09	$0.15	$0.22

-Diluted	$0.09	$0.09	$0.15	$0.22

Weighted Average Common and Common Equivalent Shares Outstanding
-Basic	39,774	39,210	39,586	39,029
-Diluted	51,700	51,064	40,354	39,890

Artesyn Technologies, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2005	December 31, 2004

ASSETS
Current Assets
Cash and equivalents	$58,845	$84,811
Short term Investments	42,180	21,125
Accounts receivable, net	65,337	61,352
Inventories, net	47,969	50,320
Prepaid expenses and other	2,215	1,380
Deferred income taxes, net	9,137	9,137

Total current assets	225,683	228,125

Property & Equipment, Net	57,465	66,124
Other Assets
Goodwill, net	20,843	22,107
Deferred income taxes, net	4,067	4,155
Other assets, net	19,951	21,128

	44,861	47,390

	$328,009	$341,639

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$50,145	$54,958
Accrued and Other	38,840	52,838

Total current liabilities	88,985	107,796
Long-Term Liabilities
Convertible debt	90,000	90,000
Deferred income taxes	6,082	5,598
Other long-term liabilities	3,729	4,269

Total long-term liabilities	99,811	99,867
Total liabilities	188,796	207,663
Shareholders’ Equity	139,213	133,976

Total Liabilities & Shareholders’ Equity	$328,009	$341,639

SOURCE  Artesyn Technologies
                    -0-                              11/04/2005
                    /CONTACT:  Gary Larsen, Chief Financial Officer, +1-561-451-1000, or
Pamela Rembaum, Director, Investor Relations, +1-561-451-1028, both of Artesyn
Technologies/
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                    /Web site:  http://www.artesyn.com /
                    (ATSN)